SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                 SCHEDULE 14A
                                (Rule 14a-101)
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                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement pursuant to Section 14(a) of
                     The Securities Exchange Act of 1934

      |X|   Filed by the Registrant
      |_|   Filed by a party other than the Registrant

      Check the appropriate box:

      |X|   Preliminary proxy statement
      | |   Confidential, for use of the Commission only (as permitted by
            Rule 14a-6(e)(2))
      |_|   Definitive proxy statement
      |_|   Definitive additional materials
      |_|   Soliciting material pursuant to Rule 14a-11C or Rule 14a-12

                               ELECSYS CORPORATION
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

      | |   No fee required.

      |X| Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction:
      $7.7 Million
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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:
      $1,540
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|_|   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, schedule, or registration statement number.

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(3)   Filing party:

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(4)   Date filed:

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
                               ELECSYS CORPORATION
                             11300 WEST 89TH STREET
                           OVERLAND PARK, KANSAS 66214


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY ___, 2001


     Notice is hereby given that a Special Meeting of the stockholders of Elecsys Corporation (the "Company"), will be held at the Company's headquarters located at 11300 West 89th Street, Overland Park, Kansas 66214 on July _____, 2001, commencing at 9:00 a.m. Kansas City time, to consider and act upon the following matter:

     1. The approval of the sale of substantially all of the assets of a wholly-owned subsidiary, Airport Systems International, Inc.

     Holders of record of the outstanding Common Stock of the Company at the close of business on June 15, 2001, are entitled to vote at the meeting or any adjournment thereof.

                                          By order of the Board of Directors



                                          THOMAS C. CARGIN
                                          Secretary


Overland Park, Kansas
July __, 2001


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN A PROXY OR VOTE BY BALLOT AT THE MEETING.

                               ELECSYS CORPORATION
                             11300 West 89th Street
                             Overland Park, KS 66214


                                 PROXY STATEMENT
                      For a Special Meeting of Stockholders
                           to be held on July __, 2001


                 Information Concerning Solicitation and Voting

General

         The enclosed proxy is being solicited on behalf of the Board of Directors of Elecsys Corporation (the "Company") for use at the Special Meeting of the stockholders to be held on July ___, 2001 or at any adjournment thereof, at 9:00 a.m. Kansas City time, at the Company's headquarters located at 11300 West 89th Street, Overland Park, Kansas 66214 (the "Meeting"). The Meeting will be held for the purpose listed in the accompanying Meeting notice and as discussed in this Proxy Statement. This Proxy Statement and the enclosed proxy card were first sent to stockholders on or about June ___, 2001.

Proxies

         Shares represented by a properly signed proxy received pursuant to this solicitation will be voted in accordance with the instructions thereon. If the proxy is properly signed and returned and no instructions are given on the proxy with respect to the matter to be acted upon, the shares represented by the proxy will be voted at the Meeting or any adjournment thereof for the approval of the sale of substantially all of the assets of a wholly-owned subsidiary, Airport Systems International, Inc. ("ASII"). The Board of Directors is not aware that any other business, other than as set forth in this Proxy Statement and except for matters incident to the conduct of the Meeting, is to be presented for action at the Meeting and does not itself intend to present any other business.

         Any proxy given does not affect the right to vote in person at the Meeting and may be revoked at any time before it is exercised by notifying Thomas C. Cargin, Secretary, by mail, telegram or facsimile, or by appearing at the Meeting in person and casting a ballot.

         The affirmative vote of a majority of shares entitled to vote is required to approve the proposal to sell substantially all of the assets of ASII. For purposes of determining the outcome of the vote on the proposal to sell substantially all of the assets of ASII, an instruction to "abstain" from voting on the proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against the proposal. "Broker non-votes", that occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy. Nonetheless, they will have the same effect as a vote against the proposal to sell substantially all of the assets of ASII.

Solicitation

         All expenses of this solicitation will be borne by the Company. In addition to solicitations by mail, employees and directors of the Company may solicit proxies in person or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies.

Voting Rights and Outstanding Shares

         Only holders of Common Stock of the Company of record as of the close of business on June 15, 2001, are entitled to vote at the Meeting. At the close of business on that date, 2,745,831 shares of Common Stock were outstanding. Holders of Common Stock are entitled to vote one (1) vote per share standing in their names on the record date. Shares cannot be voted at the Meeting unless the record owner is present in person or represented by proxy.

                               Summary Term Sheet

         This summary term sheet relates to the proposal to sell substantially all of the assets of ASII discussed in more detail below. Neither this summary nor the discussion under the proposal below contain all of the information that is important to you. You should carefully read the entire Proxy Statement and the Asset Purchase Agreement to fully understand the transaction. The Asset Purchase Agreement is attached to this Proxy Statement as Exhibit A. We encourage you to read the Asset Purchase Agreement, as it is the principal document that governs the asset sale.

Proposed Transaction

     o Stockholder Vote. You are being asked to vote to approve the sale of substantially all of the assets of a wholly-owned subsidiary, ASII, to ASI Newco, Inc., a wholly-owned subsidiary of Alenia Marconi Systems Limited.

     o The Companies.

                  Airport Systems International, Inc.
                  11300 West 89th Street
                  Overland Park, Kansas 66214
                  (913) 492-2600.

     ASII is a wholly-owned Kansas subsidiary of Elecsys Corporation. ASII designs, manufactures, markets and installs navigational aids and visual aids equipment used to aid the in-flight navigation and ground movement of aircraft.

                  ASI Newco, Inc.
                  c/o Alenia Marconi Systems Limited
                  Eastwood House
                  Glebe Road, Chelmsford
                  Essex CM1 1QW
                  England, United Kingdom
                  +44 (0)1245 702720

     ASI Newco, Inc. is a Delaware corporation that is a wholly-owned subsidiary of Alenia Marconi Systems Limited, a company organized under the laws of England and Wales. Alenia Marconi Systems Limited is a wholly-owned subsidiary of Alenia Marconi Systems N.V., an equal shares joint venture company incorporated in The Netherlands. Alenia Marconi Systems N.V. is owned in equal parts by BAE SYSTEMS Electronics Ltd., a public company incorporated in England and Wales, and Finmeccanica S.p.A., a publicly listed company incorporated in Italy. Alenia Marconi Systems N.V. is a leading manufacturer in the European defense and electronic industries.

     o Consideration to the Company. The consideration payable by ASI Newco, Inc. to ASII for substantially all of the assets of ASII will consist of:

          -cash in the amount of $7.7 million, subject to post-closing adjustments (see "Consideration" and "Adjustment to Purchase Price" on pages 8 and 9); and

          -the assumption of certain liabilities of ASII (as set forth in the Asset Purchase Agreement) (see "Consideration" on page 8).

          At the closing, ASI Newco, Inc. will:

          -pay to ASII by wire transfer to an account designated by ASII, $7,300,000 of the cash portion of the purchase price;

          -deposit the remaining $400,000 of the cash portion of the purchase price into an escrow account with an escrow agent; and

          -assume certain liabilities of ASII, including $1.1 million in debt held by Mutual Service Life Insurance Company.

          The cash portion of the purchase price held in the escrow account shall be held and distributed according to the Asset Purchase Agreement and an escrow agreement (see "Escrow" on page 8).

Conditions to Completing the Transaction

     The completion of the sale of substantially all of the assets of ASII depends on the satisfaction of a number of conditions listed in the Asset Purchase Agreement, including the approval of the asset sale by the stockholders of the Company (see "Completion of the Asset Sale" on page 9).

Reasons for the Sale

     The Company Board of Directors believes the terms of the Asset Purchase Agreement are fair to, and in the best interest of, the Company and the Company stockholders. Among other factors, the amount of consideration to be received by ASII from ASI Newco, Inc. represents a premium over the book value of the assets of ASII. In addition, the consideration received by ASII as a result of the asset sale will allow the Company to repay significant loans encumbering the assets of the Company. Furthermore, the Company will continue to manufacture components of navigational aids for ASI Newco, Inc. through the Company's subsidiary, DCI, Inc. (see "Reasons for the Sale" on pages 5 and 6).

Recommendation of Vote in Favor of the Sale

     The Board of Directors has carefully considered the terms and conditions of the sale of substantially all of the assets of ASII set forth in the Asset Purchase Agreement and believes that the price offered for substantially all of the assets of ASII is fair to the Company and to the Company stockholders. In reaching this conclusion, the Board of Directors considered, among other factors, the continued level of profitability relating to the navigational aids business (see "Recommendation of Vote in Favor of the Sale" on page 13).

Voting Requirements

     The sale of substantially all of the assets of ASII requires the approval of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote.

Description of any Interest of Directors and Officers that Differs from Stockholders' Interest

     One of the Company's directors, David Schulte, has an interest in the asset sale that is in addition to his interest as a stockholder in the Company. Mr. Schulte is a Partner and Managing Director of Kansas City Equity Partners ("KCEP"). KCEP, as the holder of a convertible subordinated debenture, will be paid, with funds received from the asset sale, an amount necessary to bring the Company current as to payments owed to KCEP by the Company under the convertible subordinated debenture. The members of the Company's Board of Directors knew about this additional interest, and considered it, when they approved the Asset Purchase Agreement (see "Description of any Interest of Directors and Officers that Differs from Stockholders' Interest" on page 14).

Termination

     The Asset Purchase Agreement may be terminated: (i) if the parties mutually agree at or prior to the closing of the asset sale, (ii) upon written notice from either ASII or ASI Newco, Inc. if a material breach or default occurs with respect to the due and timely performance by the other party of any of the respective covenants and agreements contained in the Asset Purchase Agreement or any material breach of a representation or warranty under the Asset Purchase Agreement cannot be cured prior to the closing of the asset sale, (iii) by either ASII or ASI Newco, Inc. if the closing has not occurred by the close of business on August 31, 2001, or (iv) by ASI Newco, Inc. if there is a significant adverse event affecting title to, or the condition of, the real property owned by ASII.

Unanimous Board Recommendation

         The Board of Directors has unanimously approved the sale of substantially all of the assets of ASII and the Asset Purchase Agreement and recommends that the stockholders vote "FOR" the proposal to approve the sale of substantially all of the assets of ASII.


                                    Proposal

Description of Transaction and Various Legal Consequences

A.   General.

     On November 1, the Company changed its name from "Airport Systems International, Inc." to "Elecsys Corporation" and simultaneously formed a wholly-owned subsidiary named Airport Systems International, Inc. ("ASII"). In conjunction with the formation of ASII, the Company transferred (i) all assets, property and rights used in connection with or related to the Company's design, manufacture, and sale of ground-based radio navigation and landing systems and airfield lighting and (ii) certain related liabilities (collectively, the "Navaids Business") to ASII. Since November 1, 2000, the Navaids Business formerly conducted by the Company has been conducted by ASII. The electronics contract manufacturing business acquired by the Company in February 2000 (the "ECM Business") has been, and continues to be, conducted through a separate subsidiary wholly-owned by the Company. That subsidiary is DCI, Inc. ("DCI").

     On June 18, 2001, ASII and the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with ASI Newco, Inc., a Delaware corporation and a wholly-owned subsidiary of Alenia Marconi Systems Limited ("Buyer"), to sell substantially all of the assets of ASII, subject to the terms and conditions set forth in the Asset Purchase Agreement (the "Transaction"). The purchase price, as described in greater detail below, is approximately $7.7 million in cash and the assumption by Buyer of (i) approximately $1.1 million in mortgage loan debt, and (ii) certain other liabilities of ASII incurred in the ordinary course of the Navaids Business. The Transaction will close upon the approval of the Transaction by stockholders of the Company and satisfaction of all other conditions to closing set forth in the Asset Purchase Agreement (the "Closing").

B.   Reasons for the Sale.

     The Board of Directors of the Company believes the terms of the Asset Purchase Agreement are fair to, and in the best interest of, the Company and the Company stockholders. In considering the terms and conditions of the Asset Purchase Agreement, the Board of Directors considered the material factors identified below:

     (1) The sale of substantially all of the assets of ASII allows the Company to focus its efforts on the higher growth potential of the ECM Business, acquired by the Company last year. The ECM Business is viewed as having a higher growth potential as a result of the larger domestic and international markets.

     (2) The amount of consideration offered to ASII in the Transaction represents a premium over the book value of the assets of ASII.

     (3) The opportunity to the Company presented by the Transaction to repay significant loans encumbering the assets of the Company and strengthen the balance sheet of the Company.

     (4) The absence of any term or condition in the Asset Purchase Agreement that, in the view of the Board of Directors of the Company, is unduly onerous or could materially impede or impair the consummation of the Transaction.

     (5) The potential of the Company to continue, through a manufacturing agreement to be entered into by DCI and the Buyer, to manufacture components of navigational aids for the Buyer.

     (6) The Buyer has a worldwide marketing organization currently in place and sufficient resources to maintain a worldwide marketing network for the Navaids Business product line, including the marketing of new navigational aids, providing for enhanced sales opportunities that will directly benefit the Company through the DCI manufacturing agreement.

     In view of the variety of factors considered in relation to its evaluation of the Asset Purchase Agreement and the Transaction, the Board of Directors did not find it practicable to, and did not, qualify or assign relative weights to the specific factors considered in reaching its determination.

C.   Unanimous Board Recommendation.

     The Board of Directors has unanimously approved the sale of substantially all of the assets of ASII and recommends that the stockholders vote to approve the Transaction.

D.   Business Conducted.

     Elecsys Corporation

     Elecsys Corporation, through its subsidiaries, is a designer and manufacturer of electronic components, sub-assemblies and systems and a marketer of electronic contract assembly services. The Company operates two business segments: (i) the Navaids Business, and (ii) the ECM Business. The Navaids Business is operated through ASII while the ECM Business is operated through DCI, also a wholly-owned subsidiary of the Company. ASII designs, manufactures and installs ground-based radio navigation and landing systems and airfield lighting. Its customers consist of civil aviation authorities in the United States and throughout the world. DCI manufactures custom liquid crystal display devices as well as panel meter and heat-seal equipment. In addition, DCI provides contract manufacturing services. These products and services are used in aerospace, medical, industrial and consumer applications. ECM sales are made primarily to customers within the United States.

     Airport Systems International, Inc.

     ASII designs, manufactures, markets and installs navigational aids and visual aids equipment used to aid the in-flight navigation and ground movement of aircraft. The radio navigation products of ASII include instrument landing systems, very high frequency omni-range units and distance measuring equipment. The visual aids include runway and taxiway lighting, approach lighting systems, control equipment and aircraft guidance signage. ASII also provides a wide range of related services including site surveys and selection, turnkey installation, maintenance and training. Navigational aids are required by the United States Federal Aviation Administration ("FAA") and the International Civil Aviation Organization ("ICAO") regulations at all airports in the world that conduct all-weather operations.

     ASII revenues are generated principally from sales of its products and services to government agencies internationally and in the United States. The products are sold directly to such agencies or through prime contractors for integration in systems procured by these agencies. ASII sales are largely dependent upon government construction and procurement contracts. The majority of ASII revenues in any single quarter is typically derived from relatively few customers and quarterly revenue will fluctuate based on a number of factors, including the timing and magnitude of orders, customer installation schedules and political and economic factors. Sales are typically made pursuant to fixed price contracts, and cost overruns, if any, are assumed by ASII.

     ASII serves three primary markets: international, United States non-federal, and the United States government. The international market consists of all sales where the installation of products is outside the United States. ASII sells either directly to international customers through a network of representatives or distributors, or through prime contractors. ASII has over 35 independent sales representatives covering over 35 countries. The United States non-federal market is comprised primarily of state and local governmental entities that have responsibility for airport development, improvement and management. ASII either contracts directly with the governmental entity or acts as a subcontractor. The United States government market includes all governmental agencies needing the installation of navigational aids in the United States. The primary customers for ASII in this market are the FAA and the U.S. Air Force.

     Generally, the time from when an order is accepted by ASII until the first equipment is shipped is approximately one to three months. Final acceptance of the installed equipment normally occurs two to four months after the equipment is shipped. Installation time can vary due to such factors as weather, site conditions and the progress of other portions of the construction project into which ASII products are incorporated. ASII generally provides a limited product warranty with its equipment.

     ASII competes against several large multi-national companies that provide a broad spectrum of products and serve a wide customer base. Most contracts in the navigational aids market are awarded through a sealed bid or competitive request for proposal process. The principal competitive factors in these markets are (i) product conformance with FAA and ICAO specifications, (ii) quality of products manufactured and ease of customer usability and maintenance, (iii) delivery time, (iv) customer training and support, and (v) price.

     For the fiscal year ended April 30, 2000, the Navaids Business had sales in the amount of $13,483,000 and reported an operating loss of $1,163,000. For the nine (9) month period commencing on May 1, 2000, the Navaids Business had sales in the amount of $11,049,000 and reported operating income of $293,000.

     Alenia Marconi Systems

     Buyer is a wholly-owned Delaware subsidiary of Alenia Marconi Systems Limited ("AMS"). AMS is a wholly-owned subsidiary of Alenia Marconi Systems N.V. ("AMS NV"), an equal shares joint venture company incorporated in The Netherlands. AMS NV is a significant manufacturer in the European defense and electronics industries. AMS NV is owned in equal part by BAE SYSTEMS Electronics Ltd.("BAE SYSTEMS Electronics"), a public company incorporated in England and Wales, and Finmeccanica S.p.A., a publicly listed company incorporated in Italy ("Finmeccanica"). BAE SYSTEMS Electronics is wholly-owned by BAE SYSTEMS plc ("BAE SYSTEMS"), a public limited company incorporated in England and Wales. BAE SYSTEMS is a world class electronic systems company with prime contractor and systems integration skills in the land, sea, air and civil market sectors. BAE SYSTEMS is the UK's largest exporter, Europe's biggest aerospace and defense company and third in the world in the field of aerospace and defense. Finmeccanica operates in over a hundred countries worldwide, and is Italy's second largest industrial group. Finmeccanica is a major producer of advanced technology systems in defense, aerospace, automation, transportation and energy.

E.   Terms of the Transaction.

     The Acquiror. Buyer is a wholly-owned Delaware subsidiary of AMS. AMS is a wholly-owned subsidiary of AMS NV, an equal shares joint venture company incorporated in The Netherlands. AMS NV is owned in equal part by BAE SYSTEMS Electronics, a public company incorporated in England and Wales, and Finmeccanica S.p.A., a publicly listed company incorporated in Italy. AMS, as the parent of Buyer, signed a guaranty concurrently with the execution of the Asset Purchase Agreement to guarantee the performance of all of the obligations of Buyer under the Asset Purchase Agreement.

     Consideration. The consideration payable by Buyer to ASII at the Closing of the Transaction for the purchase of substantially all of the assets of ASII will be cash, expected to be in the amount of $7.7 million (the "Purchase Price"), of which $400,000 will be held in escrow and distributed in accordance with the Asset Purchase Agreement and a related escrow agreement (the "Escrow Agreement") (see "Escrow"), and the assumption of debt held by Mutual Service Life Insurance Company (in the amount of approximately $1.1 million) and liabilities incurred by ASII in the ordinary course of the Navaids Business. The Purchase Price will be subject to possible post-Closing adjustments, as set forth in the Asset Purchase Agreement and described in further detail below (see "Adjustment to Purchase Price").

     Escrow. At the Closing, Buyer will place $400,000 of the Purchase Price (the "Escrowed Amount") in an escrow account to be distributed by the escrow agent in accordance with the Escrow Agreement and the Purchase Price adjustment procedures set forth in the Asset Purchase Agreement and summarized in the "Final Closing Net Asset Value" and "Adjustment to the Purchase Price" sections below.

     Final Closing Net Asset Value. Within 15 days following the Closing, ASII will deliver to Buyer a statement reflecting the book value of the assets purchased, and the liabilities assumed, by Buyer (the "Closing Net Asset Statement"). ASII and Buyer will agree to the calculation of the values set forth on the Closing Net Asset Statement within 90 days of the Closing, or, if a dispute arises, an independent accounting firm will resolve such disputes pertaining to the calculation of the values of the Closing Net Asset Statement. The calculation of the final value, either agreed to by the parties or determined by an independent accounting firm, shall be referred to as the "Final Closing Net Asset Value".

     Adjustment to the Purchase Price. If the Final Closing Net Asset Value is greater than $6,046,000 (the "Target Net Asset Value"), Buyer will pay to ASII the difference and ASII will receive all of the Escrowed Amount. If the Final Closing Net Asset Value is equal to the Target Net Asset Value, ASII will receive the Escrowed Amount. If the Final Closing Net Asset Value is less than the Target Net Asset Value and the difference is less than the Escrowed Amount, once the difference is paid to Buyer, ASII will receive the remainder held in escrow. If the Target Net Asset Value exceeds the Final Closing Net Asset Value by $400,000 or more, the Buyer will receive the Escrowed Amount and ASII will pay to Buyer the difference in excess of $400,000.

     Termination. The Asset Purchase Agreement may be terminated: (i) if the parties mutually agree at or prior to the Closing of the Transaction, (ii) upon written notice from either ASII or ASI Newco, Inc. if a material breach or default occurs with respect to the due and timely performance by the other party of any of the respective covenants and agreements contained in the Asset Purchase Agreement or if any material breach of a representation or warranty under the Asset Purchase Agreement cannot be cured prior to the Closing of the Transaction, (iii) by either ASII or ASI Newco, Inc. if the Closing has not occurred by the close of business on August 31, 2001, or (iv) by ASI Newco, Inc. if there is a significant adverse event affecting title to, or the condition of, the real property owned by ASII.

     Completion of the Asset Sale. The Company is working to complete the Transaction as soon as possible. The Company anticipates completing the Transaction promptly after stockholder approval, assuming prior satisfaction of the conditions of each party as set forth below.

     The Company's and ASII's obligations under the Asset Purchase Agreement are subject to, among other things, receipt of payment of the Purchase Price less the Escrowed Amount, receipt of a legal opinion from Buyer's counsel, execution of a manufacturing agreement between ASII and DCI (see "Description of DCI Supply Agreement"), termination or expiration of the waiting periods for filings under the Exon-Florio Act (see "Regulatory Approvals"), consent of third parties to the assignment of contractual arrangements entered into with ASII, receipt of AMS's guaranty and an executed Escrow Agreement, the assumption of prospective liability for surety bonds under all outstanding customer contracts of ASII, and the establishment of back-to-back letters of credit to protect ASII from loss on certain of its outstanding letters of credit.

     Buyer's obligations under the Asset Purchase Agreement are subject to, among other things receipt of all necessary consents, including termination or expiration of the waiting periods for filings under the Exon-Florio Act (see "Regulatory Approvals") and the consent of third parties to the assignment of contractual arrangements entered into with ASII, receipt of a legal opinion from Seller's counsel, updates to the disclosure schedules set forth in the Asset Purchase Agreement, the consent of Mutual Service Life Insurance Company as "Lender" under a Promissory Note and Mortgage and Security Agreement relating to the ASII real property, receipt of the Company's guaranty and an executed Escrow Agreement, and the execution of a manufacturing agreement between ASII and DCI (see "Description of DCI Supply Agreement").

     Representations and Warranties. In the Asset Purchase Agreement, the Company and ASII have made certain representations and warranties. These representations and warranties relate to, among other things, the Company and ASII's good standing, due incorporation, compliance with applicable laws and certain disclosures with respect to real and personal property, financial information, litigation issues, insurance policies, employee benefit plans and other matters relating to the business and operations of ASII. A condition to the Closing of the Transaction is that all of the representations and warranties contained in the Asset Purchase Agreement be accurate at the time of Closing.

     Covenants. In the Asset Purchase Agreement, the Company and ASII have made certain covenants including, but not limited to, using commercially reasonable efforts to cause ASII to conduct business in the ordinary course, to do all things necessary to consummate the Transaction and restricting ASII from taking certain actions other than in the ordinary course of business and consistent with past practices. Furthermore, (i) for a period of five (5) years following the Closing, ASII and its affiliates (including the Company), and (ii) for a period of three (3) years following the Closing, ASII's directors and the Company's officers and directors, agree not to compete in the Navaids Business. ASII and the Company agree not to solicit any ASII employees for a period of five (5) years following the Closing. Prior to the Closing, ASII agrees to allow Buyer access to the business records of ASII and to ASII employees and customers, accompanied by representatives of ASII, to discuss continued employment and to obtain necessary contractual consents from ASII customers. Buyer has agreed to offer employment to all of the employees of ASII (other than Keith Cowan and Tom Cargin). The Company and ASII agree to cause Bank of America to release all assets of ASII from liens held by Bank of America and to release ASII from any liability owed to Bank of America. (Bank of America holds certain loans in which the Company, ASII and DCI are borrowers and the assets of each company are pledged as collateral.) Upon the Closing, ASII will cease all use of the name "Airport Systems International, Inc." and will change its name within two (2) days following the Closing.

     Indemnification and Survival. The Company and ASII have agreed to indemnify Buyer for damages arising from any claims relating to all ASII liabilities other than those liabilities expressly assumed by Buyer, any breach of ASII's or the Company's representations or warranties under the Asset Purchase Agreement or any breach or default of any covenants or agreements on the part of the Company or ASII under the Asset Purchase Agreement. Furthermore, the Company has agreed to indemnify Buyer for damages arising from: (i) certain warranty claims, (ii) any performance bond claim, or (iii) any government contract claim, that in all three cases, relates to any products manufactured or sold, or services provided, by the Company or ASII prior to the date of Closing. In no event will the Company and ASII be liable for any damages arising from an untrue representation or breach of warranty under the Asset

Purchase Agreement (i) until such damages exceed $200,000 in the aggregate (and then Buyer may seek payment of the full amount), or (ii) that are in excess of $4 million in the aggregate, except that a claim for breach by the Company and ASII of their representations made under the Asset Purchase Agreement relating to title of the real and personal property of ASII, ASII permits, or ASII environmental conditions and compliance, or an indemnification claim relating to a warranty, performance bond or government contract claim, is not subject to the $200,000 minimum and the $4 million maximum limitations.

     Buyer has agreed to indemnify the Company and ASII for damages resulting from certain liabilities assumed by Buyer, any breach of Buyer's representations and warranties under the Asset Purchase Agreement, any breach or default of any covenant or agreement on the part of Buyer under the Asset Purchase Agreement, or any third party claims that both result solely from actions of Buyer occurring after the date of Closing and relate to the Navaids Business or the assets of ASII.

     The representations and warranties of the Asset Purchase Agreement will survive the Closing for a period of fifteen (15) months following the Closing, subject to the following exceptions: (i) the representations of the Company and ASII regarding tax returns, employee benefit plans and environmental conditions and compliance shall survive for 60 days beyond the expiration of the applicable statute of limitations; (ii) the representations of the Company and ASII regarding the corporate status and authority of the Company and ASII, the Company and ASII charter documents and broker's fees shall survive without limitation; and (iii) the representations of Buyer regarding the corporate status and authority of Buyer, the Buyer charter documents and broker's fee shall survive the Closing without limitation.

     Description of DCI Supply Agreement. As a condition to the Closing of the Transaction, ASII and DCI have agreed to enter into a manufacturing agreement, on terms and conditions mutually agreed to by the parties.

F.   History of the Transaction.

     In early November 2000, at an air traffic control conference, Keith Cowan, CEO of the Company, had an initial conversation with Giancarlo Elmi and Giorgio Gulienetti of AMS regarding the possibility of forming a strategic relationship between the Company and AMS.

     In a telephone conversation in late November 2000 and in several subsequent telephone conversations over the next few days, Mr. Gulienetti and Mr. Cowan discussed the preparation of an appropriate confidentiality agreement for the purpose of exchanging information. The confidentiality agreement between the Company and AMS was signed on December 7, 2000.

     On January 4, 2001, as a result of conversations between Mr. Cowan, Michael Meyer, a member of the Board of Directors of the Company, and Mr. Gulienetti of AMS, the parties agreed to set up a meeting to discuss a possible acquisition of ASII. Mr. Gulienetti and John McGlynn of AMS visited the Company's facilities in Overland Park, Kansas to further discuss the opportunities and goals of an acquisition of ASII by AMS.

     On January 31, 2001, as a result of the inquiry from AMS to purchase the Navaids Business, the Board of Directors made the decision that in order to maximize stockholder value, the Company should pursue the sale or significant restructuring of the Navaids Business and established a small list of prospective buyers to contact regarding the possible acquisition of ASII. This list was comprised of competitors of the Company in the navigation aids business, as well as air traffic control system prime contractors. Various Board members, including Mr. Cowan, were assigned the task of initiating contact with the designated prospective buyers to explore the possibility of an acquisition of ASII.

     On February 19, 2001 Mr. Elmi sent a letter to Mr. Cowan requesting that Mr. Cowan provide a firm indication of the Board of Directors willingness to sell the Navaids Business and the price at which the Company would be willing to sell.

     On February 20, 2001 at a regularly scheduled meeting of the Board of Directors, an offer price was established for the sale of the ASII stock or assets to AMS. Mr. Cowan sent a letter of intent ("LOI") to Buyer immediately following the Board meeting, expressing the Board's desire to sell all of the issued and outstanding capital stock of ASII at a price set forth in the LOI and setting forth certain terms and conditions pursuant to such offer.

     On February 28, 2001 David Griffiths, Commercial Officer of AMS, sent a letter to Mr. Cowan proposing a meeting to further discuss the LOI and the potential acquisition of ASII with Andrew Walsh, Chief Financial Officer of AMS, and Roger Mathias, the Strategic Planning Director of AMS.

     On March 7, 2001, Mr. Walsh, Mr. Mathias and Mr. Elmi of AMS visited the Company's facilities in Overland Park, Kansas and continued discussions regarding a possible acquisition of ASII. The discussions included a business description of ASII and the Board's expectations as to price, employment and the extent of the business to be conveyed.

     On March 26, 2001, the Company received and signed a non-binding indicative offer letter from AMS (the "Letter"), setting forth the terms of AMS's offer to purchase the Navaids Business for eight million dollars, subject to adjustment and to certain terms and conditions set forth in the Letter.

     Initial due diligence began on April 2, 2001, at which time AMS conducted an on-site review of documents requested by AMS.

     On April 19, 2001 the parties began negotiations toward a definitive agreement. Along with a discussion of purchase price, the parties focused on the valuation of the assets acquired, indemnification issues, certain liabilities to be assumed by Buyer, Buyer's access to ASII employees and customers, and non-compete agreements with various officers and directors of the Company and ASII.

     On May 10, at a special meeting of the Board of Directors of the Company, the Board authorized Mr. Cowan, Mr. Meyer, David Schulte, all members of the Board of Directors, and counsel to the Company, (collectively referred to as the "Negotiating Committee") to participate in discussions with representatives of AMS to negotiate a definitive agreement.

     On May 14 and 15, the Negotiating Committee met with Norman Weatherup of AMS, outside counsel to AMS, and Andrew Price, counsel to AMS, in Washington, D.C. to negotiate the terms of a definitive agreement. At this time, AMS determined it would offer to purchase substantially all of the assets and assume certain liabilities of ASII for a cash purchase price of $7.7 million, less an amount to be retained in escrow, subject to a post-Closing adjustment.

     On May 17, 2001, at a regularly scheduled meeting of the Board of Directors of the Company, the Board approved the sale of substantially all of the assets of ASII to AMS and the form of Asset Purchase Agreement, subject to modifications and deletions: (i) as set forth in a memorandum prepared by Steven Carman to the Board of Directors dated May 16, 2001, and (ii) as the Negotiating Committee may deem appropriate. Further, the Board of Directors recommended the approval of the Transaction and Asset Purchase Agreement by the stockholders of the Company.

     From May 17 until June 18, the parties negotiated the definitive terms and conditions of the Asset Purchase Agreement and the ancillary agreements. Specifically, the parties focused on the terms of the non-compete provisions, the nature of the indemnification to be provided, and the manner in which the post-Closing adjustment was to occur.

     Keith Cowan, on behalf of ASII and the Company, executed a definitive Asset Purchase Agreement on June 18, 2001. Mr. Walsh executed the agreement at the same time on behalf of the Buyer.

G.   Recommendation of Vote in Favor of the Sale.

     The Board of Directors has carefully considered the terms and conditions of the Transaction set forth in the Asset Purchase Agreement and the price offered for substantially all of the assets of ASII and concluded that the price to be received for the assets of ASII is fair to the Company and to the Company stockholders. In reaching this conclusion, the Board of Directors considered, among other factors, the continued level of profitability relating to the Navaids Business.

     The Navaids Business has consistently reported financial losses for the Company over the past three years. Although ASII has prospects for future business, the uncertainty of the level of profitability for such business does not guarantee financial stability for ASII. Furthermore, the Navaids Business, while owned by the Company, continues to struggle to remain competitive due to the limited resources of the Company. The Company is likely to be unable to adequately fund new product development or to maintain global marketing networks on a competitive level. Buyer, through its parent company AMS, maintains international operations that are significantly larger than those of ASII. Buyer is positioned to fully realize the market potential of the Navaids Business.

     The Board of Directors did not retain a financial advisor to opine as to the fairness of the opinion or the Transaction.

H.   Voting Requirements

     The Transaction requires the approval of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote. The failure to vote or a broker non-vote has the same effect as a vote against the proposed Transaction.

I. Description of any Interest of Directors and Officers that Differs from Stockholders' Interest

     One of the Company's directors has an interest in the Transaction that is in addition to his interest as a stockholder in the Company. Mr. Schulte is a Partner and Managing Director of Kansas City Equity Partners ("KCEP"). KCEP is a significant stockholder in the Company and the holder of a convertible subordinated debenture due February 2005 (the "Debenture"). As of the date of this Proxy Statement, four quarterly installment payments totaling approximately $75,800 due to KCEP by the Company under the Debenture have been deferred. Part of the cash consideration received by the Company upon consummation of the Transaction will be used to bring the Company current as to payments owed to KCEP under the Debenture. KCEP will also prepare a conversion price and warrant adjustment for the forbearance period. The members of the Company's Board of Directors knew about this additional interest, and considered it, when they approved the Asset Purchase Agreement.

J.   Regulatory Approval

     There are no federal or state regulatory requirements to be complied with, or approval to be obtained, in connection with the Transaction with the exception of a filing required by the Exon-Florio Act.

     The Exon-Florio Amendment to the Defense Production Act of 1950 requires the Company, ASII, Buyer and AMS to submit certain information to the Department of Treasury. The Company, ASII and Buyer do not intend on consummating the Transaction unless and until the applicable waiting periods under this Act have been satisfied. The Company, ASII and Buyer intend to make their filings under the Exon-Florio Amendment as soon as reasonably practicable and expect to satisfy this condition to Closing within 30 days after the filing is made.

K.   Dissenters' Rights

     Stockholders of the Company do not have dissenters' rights with respect to the Transaction.

L.   Gagnon Control Shares

     Under the Kansas Control Share Acquisition Statute, (K.S.A. 17-1286 et seq.), a person who acquires shares representing at least 20% of the voting power ("control shares") of an issuing public corporation has only those voting rights, with respect to the control shares, that are granted to such person by resolution approved by the stockholders of the issuing public corporation. Gagnon Securities LLC ("Gagnon") has acknowledged its prior acquisition of beneficial ownership of 24% of the Company's outstanding common stock, and all of such shares of Company common stock are control shares. Based on the information now available to the Company, the Company believes Gagnon currently has no right to vote any of such shares. It may obtain voting rights as to the control shares only if the Company's stockholders vote to grant Gagnon voting rights. Gagnon has not asked that the stockholders vote at this Meeting to restore to it voting rights as to the control shares that it owns.

M.   Accounting Treatment

     The terms of the Asset Purchase Agreement include cash consideration in the amount of $7.7 million, subject to adjustment after the execution of the Asset Purchase Agreement, and Buyer's assumption of certain liabilities. The Transaction will be accounted for under the purchase method of accounting.

N.   Federal Income Tax Consequences

     Because of existing deferred tax assets, the Company does not expect this Transaction to result in any federal or state tax liability.

O.   Reports, Opinions and Approvals

     No reports, opinions and appraisals that materially relate to the Transaction were received from outside parties or are referred to in the Proxy Statement.

P.   Selected Financial Data

     The following table sets forth selected consolidated financial data for the Company for the periods and at the dates indicated. The Company's statement of operations data for each of the years in the two year period ended April 30, 2000, and the nine month periods ending January 31, 2001 and 2000, and its balance sheet data as of April 30, 1999 and 2000, and as of January 31, 2000 and 2001 are derived from the Company's financial statements.



                                                                                              9 Months Ended
                                                        Years Ended April 30,                  January 31,
                                                       1999              2000              2000             2001
                                                  ---------------- ----------------- ----------------- ---------------

Statement of Operations Data
(all amounts in thousands, except per share data)

Sales                                             $       15,944   $      15,128     $      11,702     $     16,172
Cost of goods sold                                        12,623          10,793             8,366           11,052
                                                  ---------------- ----------------- ----------------- ---------------
Gross margin                                               3,321           4,335             3,336            5,120
Selling, general and administrative expenses               4,383           4,456             2,841            4,479
Research and development                                   1,900             831               776                50
Asset impairment                                           1,299               -                 -                 -
                                                  ---------------- ----------------- ----------------- ---------------

Operating income (loss)                                  (4,261)           (952)             (281)               591
Other income (expense)
   Interest expense                                        (119)           (377)             (148)             (750)
Interest income                                               48               9                 -                 -
                                                  ---------------- ----------------- ----------------- ---------------
Loss before income taxes                                 (4,332)         (1,320)             (429)             (159)

Income tax provision (benefit)                             (779)               -                 -               120
                                                  ---------------- ----------------- ----------------- ---------------
Net loss                                          $      (3,553)   $     (1,320)     $       (429)     $       (279)
                                                  ================ ================= ================= ===============
Basic and diluted loss per share                  $       (1.59)   $      (0.57)     $      (0.19)     $      (0.11)
                                                  ================ ================= ================= ===============

Basic and diluted weighted average
  Shares outstanding                                       2,230           2,311             2,230             2,579
                                                  ================ ================= ================= ===============

Balance Sheet Data
Working capital                                   $        6,487   $       3,950     $       5,950     $       3,649
Total assets                                              12,324          21,808            13,542            21,187
Long-term debt                                             1,166           5,371             1,155             5,012
Stockholder's equity                                       6,888           6,357             6,429             6,078


Q.   Pro Forma Consolidated Statements of Operations and Balance Sheet

     Upon consummation of the Transaction, the Board currently expects that the Company will continue its ECM Business under the DCI subsidiary. The Company envisions that a team of senior management including Keith Cowan, Tom Cargin and Karl Gemperli will work together to fully realize the growth potential of the ECM Business. The funds raised from the sale of the Navaids Business will provide working capital to further the development and marketing of the ECM Business.

     The following Unaudited Pro Forma Consolidated Financial Information is based on the historical financial status of the Company, as adjusted to give effect to the Transaction. The Unaudited Pro Forma Consolidated Statements of Operations give effect to the Transaction as if it had taken place at the beginning of the earliest period presented. The Unaudited Pro Forma Consolidated Balance Sheet at January 31, 2001 treats the Transaction as if it had taken place on January 31, 2001. In accordance with SEC requirements, the Unaudited Pro Forma Consolidated Statements of Operations include only the results of DCI.

     The Unaudited Pro Forma Consolidated Statements of Operations for the year ended April 30, 2000 reflect the operating results of DCI only for the period from February 7, 2000 to April 30, 2000, as the Company purchased the stock of DCI on February 7, 2000.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what our results of operations or financial condition would actually have been had the Transaction in fact occurred on such date, nor do they purport to project our results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained in the Company's 2000 Form 10-KSB and the July 31, 2000, October 31, 2000, and January 31, 2001 Forms 10-QSB.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Year-Ended April 30, 2000 (all amounts in thousands, except per share data)


Description                             Historical           ASII          Adjustments        Notes       Proforma
------------------------------------- ---------------- ----------------- ----------------- ------------ --------------

Sales                                 $        15,128  $    (13,483)     $        -                     $      1,645
Cost of goods sold                             10,793        (9,967)                                             826
                                      ---------------- ----------------- -----------------              --------------
Gross margin                                    4,335        (3,516)              -                              819
Selling, general and administrative
expenses                                        4,456        (3,783)                                             673
Research and development                          831          (831)              -                              -
                                      ---------------- ----------------- -----------------              --------------
Operating income (loss)                         (952)          1,098              -                              146
Other income (expense)
   Interest expense                             (377)           -                 (305)        (1)              (72)

   Interest income                                  9           -                 -                                9
                                      ---------------- ----------------- -----------------              --------------
Income (loss) before income taxes
                                              (1,320)           1,098             (305)                          83
Income tax provision (benefit)                 -                -                 -            (2)               -
                                      ---------------- ----------------- -----------------              --------------
Net income (loss)                     $       (1,320)  $       1,098     $        (305)                 $         83
                                      ================ ================= =================              ==============
Basic earnings (loss) per share       $        (0.57)                                                   $       0.04
                                      ================                                                  ==============
Basic weighted average shares
outstanding                                     2,311                                                          2,311
                                      ================                                                  ==============
Diluted earnings (loss) per share     $        (0.57)                                                   $       0.03
                                      ================                                                  ==============
Diluted weighted average shares
outstanding                                     2,311                                                          2,490
                                      ================                                                  ==============



UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended January 31, 2001 (all amounts in thousands, except per share data)

Description                             Historical           ASII          Adjustments        Notes       Pro forma
                                      ---------------- ----------------- -----------------  ----------  --------------

Sales                                 $        16,172  $    (11,049)     $        -                     $      5,123
Cost of goods sold                             11,052        (8,045)              -                            3,007
                                      ---------------- ----------------- -----------------              --------------
Gross margin                                    5,120        (3,004)              -                            2,116
Selling, general and administrative
expenses                                        4,479        (2,374)              -                            2,105
Research and development                           50           (50)              -                           -
                                      ---------------- ----------------- -----------------              --------------
Operating income (loss)                           591          (580)              -                               11
Other income (expense)
   Interest expense                             (750)           -                 (513)        (1)             (237)
   Interest income                               -              -                 -                           -
                                      ---------------- ----------------- -----------------              --------------

Loss before income taxes                        (159)           (580)             (513)                       (226)

Income tax provision (benefit)                    120           (120)             -            (2)            -
                                      ---------------- ----------------- -----------------              --------------
Net loss                              $         (279)  $       (460)     $        (513)                 $      (226)
                                      ================ ================= =================              ==============

Basic and diluted loss per share      $        (0.11)                                                   $     (0.09)
                                      ================                                                  ==============

Basic and diluted weighted average
shares outstanding                              2,579                                                          2,579
                                      ================                                                  ==============




            Notes to Pro Forma Consolidated Statements of Operations

(1)      Interest expense was adjusted to reflect the following:

                                                       Year Ended                       Nine Months Ended
              Description                            April 30, 2000                       January 31, 2000
              -----------                            --------------                       ----------------
         Interest expense on remaining debt (a)          $      72                               $    237
         Elimination of interest expense on
            ASII mortgage debt                                 (93)                                   (70)
         Elimination of Export Import Bank
             Of the United States fees                         (22)                                   (68)
         Elimination of interest expense on
             note payable bank                                (262)                                  (612)
                                                         -----------------------         ------------------
         Total                                           $    (305)                               $  (513)
                                                         ==============                  ==================


(a)      Interest expense on remaining debt is computed as follows:

                                                                         Interest Expense
                                                            ----------------------------------------------
                                          Average
                                    -----------------           Year-ended              Nine Months Ended
         Debt Instrument       Principle    Rate              April 30, 2000              January 31, 2001
                               ---------    ----              --------------            ------------------

         Sr. Bank Debt         $   796      9.64%               $   17                        $  58
         Industrial Revenue
            Bond                 2,553      4.15%                   24                           79
         Subordinated debt       1,540      8.63%                   30                          100
                                                            ----------------             -----------------
         Total                                                $     72                        $ 237
                                                            ================             =================

(2) No income tax provision or benefit was recorded due to net operating loss carry forwards available to the Company. The income tax provision shown in the historical financial information for the nine months ended January 31, 2001 reflects the payment of foreign tax obligations related to a contract completed by ASII and was therefore eliminated for purpose of the pro forma presentation.



UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET At January 31, 2001 (all amounts in thousands, except per share data)

                                        Historical           ASII          Adjustments       Notes       Pro forma
                                      ---------------- ----------------- ---------------- ------------ ---------------
Assets
Current assets:
  Cash & cash equivalents             $            21  $        -        $       2,804        (1)      $      2,825
  Accounts receivable, net                      5,445        (4,202)              -                           1,243
  Inventories, net                              8,014        (5,797)              -                           2,217
  Other current assets                            266          (226)                                             40
                                      ---------------- ----------------- ----------------              ---------------
Total current assets                           13,746       (10,225)             2,804                        6,325


Property and equipment, at cost                 6,672        (3,758)              -                           2,914
Accumulated depreciation and                                                      -
amortization                                  (2,472)          2,192                                          (280)
                                      ---------------- ----------------- ---------------- ------------ ---------------
                                                4,200        (1,566)              -                           2,634

Restricted cash                                 1,302           -                 -                           1,302
Cost in excesss of net assets
acquired, net                                   1,762           -                 -                           1,762
Other assets                                      177           -                 -                             177
                                      ---------------- ----------------- ----------------              ---------------
Total assets                                  $21,187      ($11,791)            $2,804                      $12,200
                                      ================ ================= ================              ===============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                    $         2,137  $     (1,257)     $        -                    $        880
  Accrued expenses                              1,913        (1,465)               (112)      (1)               336
  Notes payable to bank                         5,368           -                (5,368)      (1)                 -
  Current portion of long-term
      debt                                        679           (20)              -                               659
                                      ---------------- ----------------- ----------------              ---------------
Total current liabilities                      10,097        (2,742)             (5,480)                        1,875
Long-term debt, less current
  portion                                       3,314        (1,129)              -                             2,185
Subordinated long-term debt                     1,698           -                  (312)      (1)               1,386

Stockholder's equity:
  Common stock                                     26           -                 -                                26
  Additional paid-in capital                    8,003           -                 -                             8,003
  Retained earnings
      (accumulated deficit)                   (1,951)           -                    676      (2)             (1,275)
                                      ---------------- ----------------- ----------------              ---------------
Total stockholders' equity                      6,078           -                    676                        6,754
                                      ---------------- ----------------- ----------------              ---------------
Total liabilities and
  stockholders' equity                        $21,187       ($3,871)             (5,116)                      $12,200
                                      ================ ================= ================              ===============


             Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)      Cash received from the sale is:

         Purchase Price (a)                                             $7,700
         Adjustment to the Purchase Price (a)
               Final Closing Net Asset Value (b)      $7,142
               Target Net Asset Value                  6,046
                                                     ---------
                  Adjustment                           1,096             1,096
                                                                       ---------
         Cash proceeds                                                   8,796

         Uses of Cash Proceeds:
               Retire notes payable to bank                             (5,368)
               Payment of sub-debt principle payments in arrears          (312)
               Payment of sub-debt interest in arrears                    (112)
               Estimates transaction costs                                (200)
                                                                       ---------
         Net cash received                                              $2,804
                                                                        ======

(a)      As set out in the Asset Purchase Agreement

         (b) Net assets of ASII as of January 31, 2001 less adjustment to the net assets as agreed to in the Asset Purchase Agreement.

(2)      Represents the after-tax gain from the sale.


The Company's Board of Directors unanimously recommends that you vote your shares in favor of the Transaction.

                                    Exhibit A

PROXY
                               ELECSYS CORPORATION
                 11300 WEST 89TH STREET, OVERLAND PARK, KS 66214

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
              THE SPECIAL MEETING OF STOCKHOLDERS ON JULY __, 2001

           The Board of Directors recommends a vote for the proposal.

The undersigned hereby appoints Keith S. Cowan and Thomas C. Cargin, or each of them, or their designees, each with full power of substitution, as lawful proxies to represent and vote all of the shares of Common Stock that the undersigned is entitled to vote at the special meeting of the stockholders of the Company to be held at the Company's headquarters located at 11300 West 89th Street, Overland Park, Kansas 66214, July ___, 2001, commencing at 9:00 a.m., Kansas City time on that day, and at any adjournment thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following matter and, in their discretion upon any other matters that may properly come before the meeting:

1. Approval of the sale of substantially all of the assets of a wholly-owned subsidiary, Airport Systems International, Inc.

     [  ]       FOR
     [  ]       AGAINST
     [  ]       ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

         Either of said proxies present and acting at said meeting or any adjournment thereof shall have and may exercise all of the powers of all of said proxies. The undersigned hereby ratifies and confirms all that said proxies, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of said meeting and the Proxy Statement accompanying it.


                                    Dated:______________________________, 2001


                                    __________________________________________
                                    Signature

                                    __________________________________________
                                    Please insert date of signing.
                                    Sign exactly as name appears
                                    on your stock certificate.
                                    If signing as attorney,
                                    administrator, executor,
                                    trustee, or guardian, give
                                    full title as such.